Exhibit 8.1

List of the Registrant's Subsidiaries

Wholly-Owned Subsidiaries
Place of Incorporation
1.	Broad Cosmos Enterprises Ltd.	British Virgin Islands
2.	AirMedia International Limited	British Virgin Islands
3.	Excel Lead International Limited	British Virgin Islands
4.	AirMedia (China) Limited	Hong Kong
5.	AirMedia Technology (Beijing) Co., Ltd.	PRC
6.	Shenzhen AirMedia Information Technology Co., Ltd.	PRC
7.	Xi’an AirMedia Chuangyi Technology Co., Ltd.	PRC

Affiliated Entities Consolidated in the Registrant’s Financial Statements
Place of Incorporation
8.	Beijing AirMedia Jinsheng Advertising Co., Ltd.	PRC
9.	Beijing Shengshi Lianhe Advertising Co., Ltd.	PRC
10.	AirMedia Group Co., Ltd. (formerly known as Beijing AirMedia Advertising Co., Ltd.)	PRC
11.	Beijing Airmedia Jiaming Advertising Co., Ltd. (formerly known as Beijing AirMedia UC Advertising Co., Ltd.)	PRC
12.	Beijing Yuehang Digital Media Advertising Co., Ltd.	PRC
13.	Wenzhou AirMedia Advertising Co., Ltd.	PRC
14.	AirTV United Media & Culture Co., Ltd.	PRC
15.	Beijing AirMedia Film & TV Culture Co., Ltd.	PRC
16.	Flying Dragon Media Advertising Co., Ltd.	PRC
17.	Beijing GreatView Media Advertising Co., Ltd. (formerly known as Beijing Weimei Shengjing Advertising Co., Ltd.)	PRC
18.	Beijing AirMedia Lianhe Advertising Co., Ltd. (formerly known as Beijing Weimei Lianhe Advertising Co., Ltd.)	PRC
19.	Hainan Jinhui Guangming Media Advertising Co., Ltd.	PRC
20.	Beijing AirMedia Advertising Co., Ltd. (formerly known as Beijing AirMedia Jinshi Advertising Co., Ltd.)	PRC
21.	Tianjin AirMedia Jinshi Advertising Co., Ltd.	PRC
22.	AirMedia City (Beijing) Outdoor Advertising Co., Ltd.	PRC
23.	Beijing Dongding Gongyi Advertising Co., Ltd.	PRC
24.	Guangzhou Meizheng Advertising Co., Ltd.	PRC
25.	Beijing AirMedia Tianyi Advertising Co., Ltd.	PRC
26.	Beijing Xianghe Union Media Co., Ltd.	PRC